Execution Copy

WARRANT AGREEMENT

Dated as of April 25, 2011

by and among

FLORIDA GAMING CENTERS, INC.

FLORIDA GAMING CORPORATION,
as Guarantor

and

THE HOLDERS NAMED HEREIN

i

Page

EXHIBITS
A	Form of Warrant Certificate
B	Form of Joinder Agreement

SCHEDULE
2(b)	Warrant Allocation

ii

THIS WARRANT AGREEMENT (this “Agreement”), dated as of April 25, 2011, by and among Florida Gaming Centers, Inc., a Florida corporation (the “Company”), Florida Gaming Corporation, a Delaware corporation (the “Guarantor”), each of the other Persons executing this Agreement as set forth in Schedule 2(b) (the “Initial Holders”) and each Person executing a Joinder Agreement as contemplated by Section 14(j).

WITNESSETH:

WHEREAS, in connection with the execution and delivery of the Credit Agreement (as hereinafter defined), the Company has agreed to enter into this Agreement providing for the issuance of warrants (the “Warrants”) to purchase shares of common stock, no par value, of the Company (the “Common Stock”, and the Common Stock issuable on exercise of the Warrants being referred to herein as the “Warrant Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.	Definitions; Interpretation; Construction

(a)           Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Agent” means ABC Funding, LLC or any successor thereto as administrative agent under the Credit Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person.  The term “control” (as used in the terms “controlling”, “controlled by” or “under common control with”) means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, contract or otherwise.

“Base Percentage” means thirty-five percent (35%), subject to the following adjustments:

(i)           If, within ten (10) days after the Opening Date:

(A)           the Company shall have contractually reduced the principal amount of its $3.55 million loan owing to Floridians for a Level Playing Field, Inc. PAC (the “PAC Loan”) (solely as a result of the forgiveness by the payee of such principal amount and not through the delivery or exchange of any form of consideration) to the satisfaction of the Majority Holders in their sole and absolute discretion or

(B)           the Company shall have reduced the principal amount of the PAC Loan by converting it into an equivalent principal amount of Qualified Subordinated Debt,

then the Base Percentage shall be reduced by the lesser of (x) seven and one-half percent (7.5%) and (y) the product (expressed as a percentage) of (1) seven and one-half percent (7.5%) multiplied by (2) a fraction, the numerator of which is the principal amount by which the PAC Loan has been reduced as a result of forgiveness under clause (A) or conversion into Qualified Subordinated Debt under clause (B), and the denominator of which is $3.55 million; provided such reduction shall not be made unless, within fifteen (15) days after the date when  slot machine gaming is available to the public at the Miami Jai Alai Facility, the Company shall have prepaid an amount of the Loans equal to the amount of such principal reduction (whether as a result of forgiveness or conversion into Qualified Subordinated Debt) (by way of example, if the principal amount of the PAC Loan has been reduced by $1 million, then the Loans shall have been prepaid by $1 million).

(ii)           If the Hialeah Park Slots Event occurs, the Base Percentage shall be increased by the lesser of (x) ten percent (10.0%) and (y) one-one hundreth percent (0.01%) for each slot machine available for slot machine gaming at Hialeah Park (such lesser percentage, the “Hialeah Increase”).  By way of example only, if the Hialeah Park Slots Event occurs, and 750 slot machines are located at Hialeah Park, then clause (y) shall equal 7.50%, and the Base Percentage, if then 35%, would be increased by 7.50% to 42.5%.  Following the occurrence of the Hialeah Park Slots Event, and thereafter upon the request of the Majority Holders, the Company shall provide to the Holders a certificate, signed by an Officer, as to the number of slot machines available for slot machine gaming at Hialeah Park.  If the Majority Holders reject any number provided by the Company, such Majority Holders shall be entitled to determine such number in their own discretion as set forth in a certificate, and their determination shall be binding upon the Company.

(iii)           If Consolidated EBITDAM for the Calculation Period (as hereinafter defined) ended immediately preceding the Repurchase Payment Date exceeds the amount set forth opposite such Calculation Period in the following table, then the Company may reduce the Hialeah Increase, if any, otherwise applicable under the foregoing clause (ii), by up to one-half of the aggregate amount of the Hialeah Increase, by paying an aggregate of $500,000 (for ratable distribution (based upon the respective Exercise Percentages set forth in their Warrants, as adjusted pursuant to Section 2(b)) to the Holders) for each percentage point it wishes to deduct from the Hialeah Increase (subject to the foregoing one-half limitation).  Such reduction may only occur in 100 basis point increments.  By way of example only, if the Repurchase Price is to be paid during the fifth year after the initial Term Loan Repayment Date, and Consolidated EBITDAM for the immediately preceding Calculation Period (that being the Calculation Period ended on the fourth anniversary of the initial Term Loan Repayment Date) is $37,000,000, then the Company may elect to reduce any Hialeah Increase; and if the Hialeah Increase is 8% prior to any adjustment under this clause (iii), then the Company could reduce such amount to no lower than 4%, and in order to do so, would need to pay the Holders an aggregate amount of $2,000,000 (which is $500,000 times the 4 percentage points by which the Hialeah Interest could be reduced).  As used herein, the term “Calculation Period” means a twelve month period ending on an anniversary of the initial Term Loan Repayment Date, as shown in the table below.

Calculation Period (Twelve-month period ending on the indicated anniversary of the initial Term Loan Repayment Date)	Consolidated EBITDAM

First Anniversary	$29,339,000

Second Anniversary	$33,000,000

Third Anniversary	$34,939,000

Fourth Anniversary	$36,065,000

Fifth Anniversary	$36,801,000

(iv)           Notwithstanding the foregoing or anything to the contrary set forth herein, at no time shall the Base Percentage be less than twenty-five percent (25%).

“Board” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Charter” means the articles of incorporation of the Company, as amended and in effect on the date hereof, and as such articles of incorporation may thereafter from time to time be amended in accordance with applicable law and such articles of incorporation.

“Commission” means the United States Securities and Exchange Commission.

“Credit Agreement” means the Credit Agreement dated as of April 25, 2011 (as the same may be amended, restated or modified from time to time) by and among the Company, as borrower, Florida Gaming Corporation, as guarantor, the lenders party thereto, and the Administrative Agent, as administrative agent.

“Current Market Price” means, as of any specified date, the last sale price, regular way, on such day on the principal stock exchange or market system (including the Nasdaq National Market, the Nasdaq Small Cap Market, the OTC Bulletin Board Service, the National Quotation Bureau, Inc., the “pink slips” or a comparable service) on which the Common Stock is then listed or admitted to trading, or, if no such sale takes place on such day, the average of the closing bid and asked prices for the Common Stock on such day as reported on such stock exchange or market system, or, if there is no trading market for the Common Stock, the fair market value of a share of Common Stock as determined in good faith by the Board (but without discount for lack of liquidity or by virtue of its being a minority interest or by virtue of the existence of this Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder and any successor statute.

“Exercise Percentage” means, with respect to a Warrant, the percentage of the total outstanding Common Stock on a fully diluted basis immediately following such exercise for which that Warrant is exercisable.

“Exercise Price” means the purchase price per Warrant Share to be paid upon the exercise of each Warrant in accordance with the terms hereof, which price shall be the Initial Exercise Price, as adjusted in accordance with the terms of this Agreement.

“Exercise Trigger Date” means the occurrence of the earliest Trigger Event.

“Expiration Time” means 5:00 p.m., New York, New York time on the date occurring thirty (30) days after the fifth anniversary of the Opening Date (provided, however, that if any repurchase pursuant to the provisions of Section 8 shall be pending, then such expiration date and time shall be deemed extended until such repurchase is complete).

“Fair Market Value” means (i) with respect to cash, the amount of such cash and (ii) with respect to any other asset, the fair market value of such asset as determined in good faith by the Board and certified in a board resolution.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any foreign, federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Holder” means a Person who is listed as a record owner of Warrants, Warrant Shares and any other securities issued or issuable with respect to the Warrants or the Warrant Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; it being understood that the Initial Holders shall be Holders as of the Initial Issuance Date.

“Initial Exercise Price” means $0.01 per Warrant Share.

“Initial Issuance Date” means April 26, 2011.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit B.

“Knowledge” means, with respect to any Person other than an individual, the actual knowledge of the executive officers of such Person, and, with respect to an individual, the actual knowledge of such individual.

“Legal Requirement” means any law, statute, treaty, rule, regulation, determination of an arbitrator, a court or other Governmental Authority or a stock exchange.

“Lien” means any lien, claim, option, charge, encumbrance, security interest or other adverse claim of any kind.

“Majority Holders” means Holders of Warrants representing a majority of the aggregate Exercise Percentages represented by the outstanding Warrants.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind.

“Qualified Subordinated Debt” means indebtedness of the Guarantor on which solely the Guarantor is liable and which (i) matures at least six months after the Maturity Date, (ii) does not require any cash payments of interest or principal prior to six months after the Maturity Date and (iii) is subject to a subordination agreement in form and substance satisfactory to the Administrative Agent in its sole discretion.

“Repurchase Price” means the result obtained by multiplying the Base Percentage by the Net Company Value determined as of such date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder and any successor statute.

“Selected Investment Bank” means an investment bank, selected by the Administrative Agent and reasonably acceptable to the Company.  If the investment bank selected by the Administrative Agent is not reasonably acceptable to the Company, and the Administrative Agent and the Company cannot agree on a mutually acceptable investment bank within ten days of the Company being informed of that selection, then the Administrative Agent and the Company shall each choose one investment bank within the next ten days and the respective chosen firms shall jointly select a third investment bank within ten days of the selection of the second such firm (provided that if either party shall fail to designate an investment bank within such ten day period, then the investment bank that was designated by one of the parties shall be the Selected Investment Bank), which shall make the determination. Any investment bank selected hereunder shall be an independent investment bank of nationally recognized standing and have experience in the valuation of companies similar to the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other body performing similar functions are at any time directly or indirectly owned by such Person.

“Transfer” means any sale, transfer, assignment, hypothecation, pledge or other disposition of any Warrants or Warrant Shares.  The exercise of any Warrant in accordance with its terms shall not constitute a Transfer.

“Trigger Event” means the occurrence of any of the following:

(i)           the Maturity Date;

(ii)          the repayment in full of the Obligations, and termination of the Commitments and the Loan Documents (other than contingent obligations set forth in the Loan Documents which by their terms survive such a termination) (the “Repayment Date”);

(iii)         the date on which a majority of the Equity Interests or substantially all of the assets of Guarantor or the Company are sold, transferred or assigned to an unaffiliated third party, or a Change in Control otherwise results from a sale, transfer or assignment of a majority of the outstanding Equity Interests of Guarantor or the Company (with the understanding that if an event under this clause (iii) causes the occurrence of an event under the foregoing clause (i) or (ii), this clause (iii) shall control) (the “Ownership Transfer Date”);

(iv)         the date that any proceedings are instituted by or against the Company or the Guarantor seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties; and

(v)          if the Repayment Date or Maturity Date occurs prior to the fifth anniversary of the Opening Date, then each anniversary of the Opening Date occurring after the Repayment Date and on or prior to the fifth anniversary of the Opening Date.

(b)           Additional Defined Terms.  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Adjustment Transaction	6(b)
Agreement	Preamble
Appraised Value	8(b)(iv)
Common Stock	Preamble
Company	Preamble
Contractual Obligation	11(b)
Determination Date	8(b)(iv)
Guarantee	9(a)
Guarantor	Preamble
Initial Holders	Preamble
Net Company Value	8(b)(i)
Notice Deadline Date	8(a)
Orders	11(b)
Repurchase Offer	8(a)
Repurchase Payment Date	8(c)
Transfer Agent	5(b)
Warrant Certificates	2(a)
Warrant Registrar	2(c)
Warrant Shares	Preamble
Warrants	Preamble

(c)           Terms Defined In Credit Agreement.  As used in this Agreement, the following terms (including any terms used in defining those terms) shall have the respective meanings assigned thereto in the Credit Agreement as from time to time in effect; provided, if the Credit Agreement shall not be in effect as a result of the occurrence of a Repayment Event, then those meanings shall be the meanings in effect immediately prior to such Repayment Event: “Administrative Agent,” “Change in Control,” “Commitment,” “Consolidated EBITDAM,” “Equity Interests,” “Hialeah Park,” “Hialeah Park Slots Event,” “Indebtedness,” “Lenders,” “Loan Documents,” “Loans,” “Maturity Date,” “Net Proceeds,” “Obligations,” “Opening Date,” “Restricted Payments” and “Term Loan Repayment Date.”

(d)           Interpretation; Construction.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules and other attachments, without reference to a document, are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  This Agreement is the result of the joint efforts of the parties hereto, and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of the parties and there will be no construction against any party based on any presumption of that party’s involvement in the drafting of this Agreement.

Section 2.	Issuance of Warrants; Warrant Certificates.

(a)           Form and Dating; Execution; Exercise Percentage.  The Warrants shall be substantially in the form of Exhibit A (the “Warrant Certificates”).  The Warrants may have notations, legends or endorsements required by usage or any Legal Requirement.  Each Warrant shall be dated the date of its execution by an Officer.  An Officer shall sign the Warrants for the Company by manual or facsimile signature.  The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement.  The Company, by its execution and delivery of this Agreement, expressly agrees to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Warrant conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.  Each Warrant shall specify an Exercise Percentage.  The aggregate Exercise Percentages for all outstanding Warrants shall not exceed the Base Percentage then in effect.  In the event that the Base Percentage shall be adjusted, as provided in the definition of that term, after the issuance of a Warrant, the Exercise Percentage in each outstanding Warrant shall be deemed adjusted, without the need to surrender the related Warrant Certificate, by an amount equal to the product of (i) the amount of the Base Percentage adjustment (i.e., the amount of the increase or decrease in the Base Percentage), multiplied by (ii) a fraction, the numerator of which is the Exercise Percentage of such Warrant prior to such adjustment and the denominator of which is the aggregate Exercise Percentages of all Warrants prior to such adjustment.

(b)           Issuance.  On the Initial Issuance Date, the Company shall issue to each Initial Holder set forth on Schedule 2(b), a Warrant with the Exercise Percentage set forth opposite its name therein.

(c)           Warrant Registrar.  The Company shall maintain an office or agency where Warrants may be presented for registration of transfer or for exchange (“Warrant Registrar”).  The Warrant Registrar shall keep a register of the Warrants and of their transfer and exchange.  The Company may appoint one or more co-Warrant Registrars.  The term “Warrant Registrar” includes any co-Warrant Registrar.  The Company may change any Warrant Registrar; provided, however, that it shall provide written notice thereof to the Holders promptly following any such change.  The Company or any of its subsidiaries may act as Warrant Registrar.  The Company will initially act as Warrant Registrar.

(d)           Holder Lists.  The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and the Exercise Percentages applicable to their respective Warrants.

(e)           Transfer and Exchange.

(i)           Transfer and Exchange of Warrants.  Upon written request by a Holder and such Holder’s compliance with the provisions of this Section 2(e), the Warrant Registrar shall register the transfer or exchange of Warrants.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Warrant Registrar the Warrants duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Warrant Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  Prior to or concurrently with any Transfer of a Warrant, the transferee thereof shall execute and deliver to the Company a Joinder Agreement and thereby become a party to this Agreement.  Any failure of the Company to issue a Warrant Certificate(s) reflecting any transfer shall not affect the validity of such transfer.

(ii)           Agreement Legend.  The following legend, in substantially the following form, shall appear on the face of all Warrants (and all Warrants issued in exchange therefor or substitution thereof) issued under this Agreement:

“The securities represented by this certificate are subject to a Warrant Agreement dated as of April 25, 2011 by and among the issuer and the other persons named therein, as such agreement may be amended, restated or modified from time to time, and may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of except in accordance with the provisions thereof, and any transferee of these securities shall be subject to the terms of such agreement.  A copy of such agreement is maintained with the corporate records of the issuer and is available for inspection at the principal offices of the issuer.”

(iii)           Private Placement Legend.  The following legend, in substantially the following form, shall appear on the face of all Warrants and/or Warrant Shares as appropriate (and all Warrants and Warrant Shares issued in exchange therefor or substitution thereof) issued under this Agreement:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be offered, sold or transferred except pursuant to (i) an effective registration statement under the Act and in compliance with applicable state securities laws or (ii) an applicable exemption from registration under the Act and under applicable state securities laws.”

(iv)           Removal of Private Placement Legend.  When any Warrants or Warrant Shares shall have been registered under the Securities Act, and such Warrants or Warrant Shares have been sold pursuant to such registration or pursuant to Rule 144 under the Securities Act, the Holder of such Warrant or Warrant Shares shall be entitled to exchange, as the case may be, the Warrant Certificate representing such Warrants for a Warrant Certificate, or a certificate representing such Warrant Shares for a new certificate, in each case not bearing the legend required by Section 2(e)(iii).

(v)           General Provisions Relating to Transfers and Exchanges.  To permit registrations of transfers and exchanges, the Company shall execute Warrant Certificates upon the Warrant Registrar’s request.

(A)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

(B)           All Warrants issued upon any registration of transfer or exchange of Warrants shall be duly authorized, executed and issued Warrants, entitled to the same benefits under this Agreement as the Warrants surrendered upon such registration of transfer or exchange.

(C)           Prior to due presentment for the registration of a transfer of any Warrant, the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and the Company shall not be affected by notice to the contrary.

(f)           Replacement Warrants.  If (i) any mutilated certificate evidencing a Warrant is surrendered to the Company or (ii) the Company receives evidence to its reasonable satisfaction of the destruction, loss or theft of any certificate evidencing a Warrant, then the Company shall issue a replacement certificate.  In connection with any such loss of a certificate, the Company may request an indemnity reasonably satisfactory to it (it being understood that the written affidavit of loss of any institutional holder (including the Initial Holders or any of their Affiliates) shall be a sufficient indemnity) to protect the Company from any loss that it may suffer if a certificate evidencing a Warrant is replaced.  The replacement certificate shall be of like tenor and shall represent the same Exercise Percentage as provided for in such mutilated, destroyed, lost or stolen certificate, subject to any adjustment that has occurred pursuant to Section 2(b) since the issuance of such mutilated, destroyed, lost or stolen certificate.  The Warrants evidenced by any replacement certificate shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Warrants duly issued hereunder.

(g)           Cancellation.  The Company at any time may deliver Warrants to the Warrant Registrar for cancellation.  The Company shall forward to the Warrant Registrar any Warrants surrendered to it for registration of transfer, exchange or exercise.  The Warrant Registrar, and no one else, shall cancel all Warrants surrendered for registration of transfer, exchange, exercise, replacement or cancellation and shall destroy canceled Warrants (subject to any applicable record retention requirements of the Exchange Act).  Certification of the destruction of all canceled Warrants shall be delivered to the Company.  The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to the Warrant Registrar for cancellation.

Section 3.	Terms of Warrants; Exercise of Warrants

(a)           Exercise Percentage.  Each Warrant issued hereunder shall entitle the Holder thereof to purchase shares of Common Stock such that, following exercise in full of such Warrant, the Holder will own the specified Exercise Percentage (as such specified Exercise Percentage may be adjusted as provided in Section 2(b)) of the outstanding Common Stock on a fully diluted basis immediately following such exercise for the aggregate Exercise Price for the shares of Common Stock so purchased.

(b)           Exercise. On and after the Exercise Trigger Date, a Holder of a Warrant may from time to time exercise such Warrant, on any Business Day, for all or any part of the shares of Common Stock purchasable thereunder. In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Holder must deliver to the Company the Warrant Certificate and the form of election to purchase on the reverse thereof duly filled in and signed, and payment to the Company of the aggregate Exercise Price for the number of Warrant Shares, in respect of which such Warrants are then exercised. Such payment may be made (i) in cash, by wire transfer or by certified or official bank check payable to the order of the Company or (ii) by tendering Warrants as set forth in Section 3(c), in each case, equal to the aggregate Exercise Price for such Warrant Shares. Each Warrant not exercised prior to the Expiration Time shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(c)           Cashless Exercise.  At the option of the Holder, Warrant Shares to be acquired upon the exercise of a Warrant may be applied automatically to pay some or all of the aggregate Exercise Price in connection with a cashless exercise of that Warrant in whole or in part.  Any Warrant Shares transferred to the Company as cashless payment of the aggregate Exercise Price under the Warrant shall be valued at the Current Market Price per share, as determined on the day immediately preceding the date the Warrant is presented for exercise.

(d)           Issuance of Warrant Shares.  Subject to (i) any necessary compliance by a Holder with the regulations of the Florida Gaming Commission and (ii) the provisions of Section 4, upon compliance with Section 3(b), the Company shall deliver or cause to be delivered promptly, but in any event not later than five Business Days after such compliance, to or upon the written order of such Holder and in such name or names as such Holder may designate, a certificate or certificates for the number of whole Warrant Shares issuable upon the exercise of such Holder’s Warrants, together with cash in lieu of fractional shares as provided in Section 7.  Such certificate or certificates shall be deemed to have been issued, and any Person so designated to be named therein, in accordance with this Agreement, shall be deemed to have become a Holder of record of such Warrant Shares, as of the date of the surrender of such Warrants and payment of the aggregate Exercise Price, or any later date required or specified under the regulations of the Florida Gaming Commission; and from such date (or such later date as aforesaid), regardless of when the Company actually mails such certificate(s), the Holder shall be deemed for all purposes to be the Holder of record of the Warrant Shares so deliverable by the Company.

(e)           Partial Exercise.  If a Warrant shall have been exercised in part, the Company shall deliver to the Holder of such Warrant a new certificate evidencing the right of such Holder to purchase shares of Common Stock representing the portion of the Exercise Percentage as to which the Warrant has not theretofore been exercised.  Except for the Exercise Percentage, such new certificate shall in all other respects be identical with the original certificate and subject to the terms of this Agreement.

(f)           Cancellation of Exercised Warrants.  All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Registrar.  Such cancelled Warrant Certificates shall then be disposed of by the Warrant Registrar in a manner satisfactory to the Company.

(g)           Records; Copies.  The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders upon reasonable advance written notice and during normal business hours at its office.  The Company shall supply the Holders from time to time with such numbers of copies of this Agreement as the Holders may reasonably request.

Section 4.	Tax Matters

The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, that the Company shall not be required to pay any tax or taxes that may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5.	Reservation of Warrant Shares

(a)           Reservation of Shares.  The Company will at all times reserve and keep available, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

(b)           Transfer Agent.  The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s Capital Stock issuable upon the exercise of any of the rights of purchase represented by the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s Capital Stock issuable upon the exercise of the rights of purchase represented by the Warrants.  The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash that may be payable as provided in Section 7.

(c)           Fully Paid and Nonassessable.  The Company covenants that all Warrant Shares that may be issued upon exercise of the Warrants will, upon issue, be fully paid, nonassessable, and free from all Liens, other than any Liens created by the recipient thereof or under this Agreement or under applicable securities laws.

(d)           Regulatory Approvals.  Before taking any action that would result in an adjustment in the number of shares of Common Stock for which the Warrants are exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction over such action.  If any Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority under any federal or state law (other than under the Securities Act or any state securities law) before such Common Stock may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such Common Stock to be duly registered.

(e)           New Regulatory Approvals.  In the event that the Company shall become subject to the regulatory jurisdiction of a governmental body or bodies, and approval or consent of, or a filing or registration with, such governmental body or bodies is required in order for the Company to issue Common Stock upon any exercise of a Warrant, the Company will in good faith and as expeditiously as possible and at its expense use commercially reasonable efforts to obtain such approval or consent, or to cause such Common Stock to be duly registered.

(f)           No Impairment.  The Company shall not by any action, including amending its Charter or any other organizational document, or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holders under this Agreement against impairment.

Section 6.	Adjustment of Number of Warrant Shares Issuable

(a)           Adjustments for Change in Common Stock.  If the Company shall at any time or from time to time, after the issuance of the Warrants but prior to the earlier of the exercise of the then-outstanding Warrants and the Expiration Time, (w) make a dividend or distribution on the outstanding shares of Common Stock payable in Capital Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock, then, and in each such case, (A) the aggregate number of Warrant Shares for which this Warrant is exercisable immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that a Holder shall be entitled to receive upon exercise of this Warrant the number of shares of Common Stock or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event and (B) the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter.  An adjustment made pursuant to this Section 6(a) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(b)           Consolidation, Merger, Reorganization or Recapitalization. If the Company shall at any time after the date hereof but prior to the Expiration Time become a party to any transaction (including a merger, consolidation, sale of all or substantially all of the Company’s assets, liquidation or recapitalization of the Common Stock, not subject to adjustment under Section 6(a)) in which the previously outstanding Common Stock shall be converted or changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate Person or other property, or any combination of the foregoing (each such transaction being herein called an “Adjustment Transaction”), then the Company shall use commercially reasonable efforts to have lawful and adequate provision made so that each Holder of a Warrant, upon the exercise thereof at any time on or after the consummation of the Adjustment Transaction, shall be entitled to receive, and such Warrant shall thereafter represent the right to receive, in lieu of the Warrant Shares issuable upon such exercise prior to such consummation, the securities, cash or other property to which such Holder would have been entitled upon consummation of the Adjustment Transaction if such Holder had exercised such Warrant into Warrant Shares immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 6).

(c)           Notice of Adjustments.  Whenever the type or number of securities, cash or assets issuable upon the exercise of an outstanding Warrant is adjusted, the Company shall prepare and mail to Holders a certificate (signed by the Company’s chief financial officer or chief executive officer) setting forth (i) the type and number of securities, cash or assets issuable upon the exercise of the Warrant after such adjustment, (ii) a brief statement of the facts requiring such adjustment and (iii) the computation by which such adjustment was made.  The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 14(b).  The Company shall keep at its address specified in Section 14(b) copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective transferee of a Warrant designated by a Holder thereof.

(d)           Form of Warrants.  Irrespective of any adjustments in the Exercise Price, the number of Warrant Shares for which each Warrant may be exercised or kind of shares or other assets purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same Exercise Price, Exercise Percentage and number and kind of shares or other assets as are stated in the Warrants initially issuable pursuant to this Agreement.

(e)           Certain Limitations.  Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction that, by reason of any adjustment under this Section 6, would cause the Exercise Price to be less than the par value of the Common Stock, unless the Company first reduces the par value of the Common Stock to be less than the Exercise Price that would result from such transaction.

Section 7.	Fractional Interests

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants, although it may do so in its sole discretion.  If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented.  If any fraction of a Warrant Share would, except for the provisions of this Section 7, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Current Market Price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole United States cent.

Section 8.	Obligation to Repurchase Warrant

(a)           Repurchase Offer.  In connection with the occurrence of a Trigger Event, the Company shall make an offer to the Holders to purchase all of the outstanding Warrants in accordance with the terms set forth in this Section 8 (the “Repurchase Offer”) at a price in cash equal to the Repurchase Price.  No later than thirty days prior to the date on which such Trigger Event is expected to occur (the date falling thirty days prior to the date on which the Trigger Event is expected to occur being referred to as the “Notice Deadline Date”), the Company shall send notice to each Holder stating that a Repurchase Offer is being made pursuant to this Section 8 and the circumstances and relevant facts regarding the Trigger Event.

(b)           Determination of Net Company Value.

(i)           “Net Company Value” means

(A)           if determined in connection with the occurrence of an event described in clauses (i), (ii), (iv) or (v) of the definition of “Trigger Event,”  the excess of the total enterprise value of the Company, as determined in accordance with Section 8(b)(ii), over the aggregate Indebtedness of the Company, or

(B)           if determined in connection with the occurrence of an event described in clause (iii) of the definition of “Trigger Event,” the greater of:

(x)           the Net Proceeds resulting from the transaction causing the Ownership Transfer Date (provided such Net Proceeds shall not be reduced by any amount (including principal, accrued interest, fees or prepayment penalties) of Qualified Subordinated Debt or other Indebtedness of the Guarantor that has reduced Net Proceeds), or

(y)           the Appraised Value of the Company,

as the item described in clause (x) is determined in accordance with Section 8(b)(iii), or the item described in clause (y) is determined in accordance with Section 8(b)(iv).

(ii)           Net Company Value shall be determined by the Selected Investment Bank.  The Company shall pay the costs and fees of the Selected Investment Bank (including any investment bank selected by the Administrative Agent as a part of the process of selecting the Selected Investment Bank), and the decision of the Selected Investment Bank shall be final and binding on the Company and the Holders.  The Company shall cooperate reasonably with the Selected Investment Bank, shall provide all information reasonably requested by the Selected Investment Bank to determine the Net Company Value and shall allow the Holders (or their representative) the opportunity to participate in conversations with the Selected Investment Bank).  The Selected Investment Bank shall be instructed to give both the Company and the Holders written notice of the Net Company Value so determined by such Selected Investment Bank.

(iii)           Net Company Value shall be determined by the Majority Holders based upon the fair market value of the Net Proceeds received in connection with the transaction causing the Ownership Transfer Date.  The Majority Holders shall provide notice to the Company of the Net Company value so determined.  The Company shall have fifteen (15) days following such notice in which to raise, by written notice to the Holders, any dispute that the fair market value of any property other than cash included in such Net Proceeds has not been determined properly.  If the Company shall send a timely notice of a dispute as aforesaid, then an independent investment bank of nationally recognized standing and having experience in the valuation of transactions similar to the transaction causing the Ownership Transfer Date, selected in a manner similar to the Selected Investment Bank, shall be selected and instructed to determine such fair market value.  The Company shall pay the costs and fees of any such investment bank (including any investment bank selected by the Administrative Agent as a part of such selection process), and the decision of such investment bank shall be final and binding on the Company and the Holders.  The Company shall provide the Holders with all information reasonably requested and necessary to determine Net Company Value.  Such Net Proceeds shall be net of any and all transaction fees so long as such fees are consistent with transactions similar to the transaction causing the Ownership Transfer Date.  The selected investment bank shall be instructed to give both the Company and the Holders written notice of the fair market value so determined.

(iv)           The Appraised Value shall be determined by the Selected Investment Bank (or, if an investment bank is selected pursuant to the provisions of the forgoing clause (iii) to determine the value of non-cash property and the Company and the Majority Holders so agree, such investment bank).  The Company shall pay the costs and fees of the Selected Investment Bank (including any investment bank selected by the Administrative Agent as a part of the process of selecting the Selected Investment Bank), and the decision of the Selected Investment Bank shall be final and binding on the Company and the Holders.  The Company shall cooperate reasonably with the Selected Investment Bank, shall provide all information reasonably requested by the Selected Investment Bank to determine the Appraised Value and shall allow the Holders (or their representative(s)) the opportunity to participate in conversations with the Selected Investment Bank).  The Selected Investment Bank shall be instructed to give both the Company and the Holders written notice of the Appraised Value so determined by such Selected Investment Bank.  For purposes of this Section 8, “Appraised Value” shall mean the equity value of the Company that would be realized in a transaction between a willing seller and a willing buyer, neither of which is acting under compulsion and assuming each has full access to relevant information.

(v)           The Net Company Value and, if applicable, the Appraised Value, shall be determined as promptly as practicable in connection with a Trigger Event according to the foregoing provisions of this Section 8(b).  Any Selected Investment Bank selected to determine Net Company Value pursuant to Section 8(b)(ii), any investment bank selected to determine the fair market value of any property pursuant to Section 8(b)(iii), or any Selected Investment Bank or investment bank selected to determine Appraised Value pursuant to Section 8(b)(iv), shall be instructed to complete its determination within thirty days of such firm’s selection.   The date on which the notice of the Net Company Value is received from the Selected Investment Bank, in the case of Section 8(b)(ii), or the date on which notice is given to the Company of Net Company Value (or, if later, the date on which notice of fair market value is received from an investment bank or notice of the Appraised Value is received from a Selected Investment Bank or an investment bank), in the cases of Sections 8(b)(iii) and (iv), is referred to herein as a “Determination Date.”

(c)           The Majority Holders shall have thirty (30) days after a Determination Date in which to make a determination as to whether to accept a Repurchase Offer.  Except as provided in the immediately following sentence, the Majority Holders shall have the right, in their sole and absolute discretion, to reject any Repurchase Offer made prior to the fifth anniversary of the Opening Date.  If the Repurchase Offer is the result of an event described in clause (iii) of the definition of Trigger Event, then the Holders shall be deemed to have accepted the related Repurchase Offer; and if the Majority Holders have not accepted a Repurchase Offer prior to the fifth anniversary of the Opening Date, then the Holders shall be deemed to have accepted the Repurchase Offer made on such fifth anniversary.  If the Majority Holders agree to accept (or the Holders are deemed to accept) a Repurchase Offer, then the Company shall pay the Repurchase Price for the ratable distribution (based upon the respective Exercise Percentages set forth in their Warrants, as adjusted pursuant to Section 2(b)).  The Repurchase Price shall be payable in cash within three (3) Business Days of the acceptance by the Majority Holders of a Repurchase Offer (or three (3) Business Days of the Determination Date, in the case of a deemed acceptance pursuant to the third sentence of this Section 8(c)) (the date on which such payment is scheduled to be made being referred to herein as the “Repurchase Payment Date”); provided, however, the Majority Holders may, in their sole and absolute discretion, elect to accept a consideration consisting in whole or in part of a consideration other than cash.  On the Repurchase Payment Date, the Holder shall assign to the Company its Warrant, without any representation or warranty (except as to title), by the surrender of such Warrant at the address of the Company specified in Section 14(b) against payment of the Repurchase Price therefor.  Payment of any portion of the Repurchase Price consisting of cash shall be made, at the option of the Holder of a Warrant, by (i) wire transfer to an account in a bank located in the United States designated by such Holder for such purpose or (ii) a certified or official bank check payable to the order of such Holder.

(d)           In addition, if any dividends, distributions or other Restricted Payments are to be paid by the Company or the Guarantor during any period when the Warrants are outstanding, but the Repayment Date has occurred, then the Company shall pay to the Holders, pro rata (based upon the respective Exercise Percentages set forth in their Warrants, as adjusted pursuant to Section 2(b)), an aggregate amount equal to the Base Percentage of such dividend, distribution or other Restricted Payment concurrently with the payment of such dividend, distribution or other Restricted Payment is paid.

(e)           In the event that the Company shall fail to make a Repurchase Offer under the circumstances contemplated by Section 8(a) within the time frame specified therein, the Majority Holders shall have the right to cause the Company to repurchase the Warrants at the Repurchase Price.  If the Majority Holders so elect, then, for purposes of this Section 8, the Company will be deemed to have made a Repurchase Offer and the Majority Holders will be deemed to have accepted such Repurchase Offer (provided, however, such acceptance may be revoked by the Majority Holders within thirty (30 days of the applicable Determination Date), and this Section 8 shall be applied accordingly.  The failure by the Majority Holders to exercise any right under this Section 8(e) following a given Trigger Event shall not be construed as a waiver of the right, or to prevent its exercise, in connection with the occurrence of any subsequent Trigger Event.

(f)           Notices to the Company or the Holders under this Section 8 shall be provided to their respective addresses for notices as provided in Section 14(b).

Section 9.	Guaranty

(a)           Guarantor hereby unconditionally and irrevocably guarantees (the “Guarantee”) to the Holders, and their respective successors and assigns, the due and punctual performance by the Company of all of the Company’s obligations under Section 8 of this Agreement.  Guarantor hereby waives promptness, diligence and notice of acceptance of the Guarantee, of any action taken or omitted in reliance hereon or of any default in the payment of any such sums or in the performance of any covenants, agreements, terms, conditions, and any presentment, demand, protest or other notice of any kind.  Guarantor expressly waives the right to require Holders to exhaust any right or take any action against the Company or any other Person.  Guarantor further agrees that the execution and delivery of this Agreement by Guarantor shall be conclusive evidence against Guarantor that its obligations under the Guarantee are unconditional and absolute.

(b)           The obligations of Guarantor under the Guarantee constitute a present and continuing guarantee of payment and not of collectibility, shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim the Company, the Holders, or any of their respective Affiliates may have against each other or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired by, any of the following (whether or not Guarantor shall have any knowledge or notice thereof or consent thereto):  (i) any amendment or modification of or supplement to this Agreement, the Credit Agreement or any related or associated agreement or instrument agreed to by the requisite parties specified herein or therein, or any assignment or transfer of any interest of the Company or Holders therein, including any renewal or extension of the terms of payment of any sums due or contingently due hereunder or in any related or associated agreement or instrument or the granting of time in respect of any payment; (ii) any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of this Agreement or any related or associated agreement or instrument or any exercise or nonexercise of any right, remedy or power in respect thereof; (iii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to any Person, or the properties or creditors of any Person and the disallowance of any claim of Holders in any such bankruptcy; (iv) any transfer or purported transfer, any consolidation or merger of any of the Company or the Holders with or into any other corporation or entity, or any change whatsoever in the objects, capital structure, constitution or business of any of the Company or the Holders; or (v) any other event, happening, matter, circumstance or condition which might otherwise constitute a legal or equitable discharge or defense of a guarantor under applicable law.

(c)           The obligations of Guarantor in respect of the Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any obligations guaranteed hereunder is rescinded or must otherwise be returned by one or more of the Holders upon the insolvency, bankruptcy or reorganization of the Company or any other Person, all as though such payment had not been made.

(d)           If Guarantor shall make any payment due in respect of this Agreement, it shall, to the extent permitted by applicable law, be subrogated to the rights of Holders in respect of which such payment was made; provided, however, that such rights of subrogation and all indebtedness and claims arising therefrom shall be, and Guarantor hereby declares that they are, and shall at all times be, in all respects subordinate and junior to all sums due or contingently due under this Agreement.  Guarantor hereby agrees that the foregoing right of subrogation shall not be effective until, and that it shall not be entitled to receive any payment, under any condition, in respect of any such subrogated claim unless and until the Company (or Guarantor on its behalf) has fully performed all obligations under Section 8 to be performed by the Company and all sums which may become due, or are stated in this Agreement to become due, shall have become due and shall have been paid in full or funds for their payment shall have been duly and sufficiently provided.

Section 10.	Financial and Business information

On and after the Exercise Trigger Date, if the Company is not subject to the periodic reporting requirements of the Exchange Act, then the Company shall deliver to the Holders of Warrants one copy of each of the following items:

(i)           as soon as available, and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year, unaudited interim consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter and the related consolidated statements of income, cash flow, stockholder’s equity and changes in financial position of the Company and its Subsidiaries as at the end of and for such quarter, setting forth in each case in comparative form the corresponding figures for and as at the end of the corresponding quarter of the preceding fiscal year, all in reasonable detail and certified by a principal financial officer of the Company, as prepared in accordance with GAAP consistently applied (subject to year end adjustments and the absence of footnotes) and fairly presenting in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries for such periods;

(ii)           within one hundred twenty (120) days after the end of each fiscal year of the Company, audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholder’s equity and changes in financial position of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent public accountants of recognized national standing selected by the Company, which report shall state that such consolidated financial statements present fairly in all material respects the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)           promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available by the Company to the holders of any class of its securities generally or by any Subsidiary of the Company to the holders of any class of its securities generally; and

(iv)           with reasonable promptness, such other information relating to the Company and its Subsidiaries as a Holder may, from time to time, reasonably request.

Section 11.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Holders as of the date hereof and as of the Initial Issuance Date, as follows:

(a)           Corporate Existence and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to issue the Warrants as provided in this Agreement.  The Company has, prior to the date hereof, provided to the Initial Holders true and complete copies of the Company’s Charter and bylaws, as in effect as of the date hereof.

(b)           Authorization; No Contravention.  The execution, delivery and performance by the Company of this Agreement and the transactions contemplated thereby (including the issuance of the Warrants) (i) have been duly authorized by all necessary corporate action of the Company; (ii) do not contravene the terms of the Company’s Charter or bylaws or any other governing or organizational documents of the Company; (iii) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each a “Contractual Obligation”) to which the Company is party or by which any of its assets are bound or any Legal Requirement applicable to the Company; and (iv) do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company or any of its assets.

(c)           Governmental Authorization; Third Party Consents.  Assuming the accuracy of the representations and warranties of the Holders, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Legal Requirement, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or the transactions contemplated hereby (including the issuance of the Warrants), except for any approvals, consents or authorizations that have been obtained, actions taken, notices given, or filings made, prior to the execution and delivery hereof, which are in full force and effect on the date hereof.

(d)           Binding Effect.  This Agreement has been, and when executed and delivered by the Company the Warrants will have been, duly executed and delivered by the Company, and this Agreement constitutes, and when executed and delivered by the Company the Warrants will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(e)           Capitalization.  The authorized capital stock of the Company, as of the date hereof consists, and as of the Initial Issuance Date will consist, of 2,000 shares of Common Stock, of which 1,000 shares are presently issued and outstanding.  Immediately following the Initial Issuance Date, 481 shares of Common Stock shall be reserved for issuance in respect of Warrants.  All of the shares of Common Stock to be issued upon exercise of Warrants shall be, when so issued in accordance with such Warrants, validly issued, fully paid and non-assessable and free and clear of all Liens, other than any Liens created by the recipient thereof or under this Agreement or under applicable securities laws.

(f)           Validity of Warrants.  When issued, the Warrants will be validly issued and will be entitled to the benefits of this Agreement.

Section 12.	Representations and Warranties of Guarantor

Guarantor hereby represents and warrants to the Holders as of the date hereof and as of the Initial Issuance Date, as follows:

(a)           Corporate Existence and Power.  Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Guarantor has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(b)           Authorization; No Contravention.  The execution, delivery and performance by Guarantor of this Agreement and the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action of Guarantor; (ii) do not contravene the terms of Guarantor’s certificate of incorporation, as amended, or bylaws or any other governing or organizational documents of Guarantor; (iii) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation to which Guarantor is party or by which any of its assets are bound or any Legal Requirement applicable to Guarantor; and (iv) do not violate any Order of any Governmental Authority against, or binding upon, Guarantor or any of its assets.

(c)           Governmental Authorization; Third Party Consents.  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Legal Requirement, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Guarantor of this Agreement or the transactions contemplated thereby, except for any approvals, consents or authorizations that have been obtained, actions taken, notices given, or filings made, prior to the execution and delivery hereof, which are in full force and effect on the date hereof.

(d)           Binding Effect.  This Agreement has been duly executed and delivered by Guarantor, and this Agreement constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 13.	Representations and Warranties of the Holders

Each Holder, severally and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the Initial Issuance Date, as follows:

(a)           Acquisition for Own Account.  The Warrants being acquired by such Holder pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling such Warrants or the Warrant Shares issuable upon exercise thereof or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Holder at all times to sell or otherwise dispose of all or any part of such Warrants or Warrant Shares in a transaction that does not violate the Securities Act under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.  If such Holder should in the future decide to dispose of any of such Warrants or Warrant Shares, such Holder understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then applicable and in effect.

(b)           Restricted Securities.  Such Holder understands that (i) the Warrants and the Warrant Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement and upon exercise of Warrants is exempt pursuant to Section 4(2) of the Securities Act, (ii) the reliance of the Company on such exemption is predicated in part on such Holder’s representations set forth herein, and (iii) such Warrants and Warrant Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

(c)           Accredited Investor.  Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 of Regulation D, promulgated under the Securities Act.

Section 14.	Miscellaneous

(a)           Limitation of Liability; No Rights as Stockholders.  Prior to any exercise of a Warrant by a Holder, no provision hereof and no enumeration herein of the rights or privileges of the Holders, shall give rise to any liability or right of any such Holder to pay the Exercise Price for any Common Stock or any liability as a stockholder of the Company, in each case other than pursuant to an exercise of a Warrant and in each case whether such liability is asserted by the Company or by creditors of the Company.  Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

(b)           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt or by facsimile transmission, (ii) mailed by prepaid first class mail, return receipt requested, or (iii) delivered by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Company, to:

Florida Gaming Centers, Inc.
3500 N.W. 37th Avenue
Miami, Florida 33142
Facsimile:  (305) 633-4386
Attention:  President

with a copy to:

Frost Brown Todd LLC
400 W. Market Street – 32nd Floor
Louisville, Kentucky 40202
Facsimile:  (502) 581-1087
Attention:  R. James Strauss

If to Guarantor, to:

Florida Gaming Corporation
3500 N.W. 37th Avenue
Miami, Florida 33142
Facsimile:  (305) 633-4386
Attention:  President

with a copy to:

Frost Brown Todd LLC
400 W. Market Street – 32nd Floor
Louisville, Kentucky 40202
Facsimile:  (502) 581-1087
Attention:  R. James Strauss

If to any Holder, to the address (or facsimile number) for such Person set forth in the books and records of the Company.

All such notices, requests and other communications will (w) if delivered personally to the address as provided in this Section 14(b), be deemed given upon delivery, (x) if delivered by facsimile transmission to the facsimile number as provided in this Section 14(b), be deemed given upon facsimile confirmation, (y) if delivered by mail in the manner described above to the address as provided in this Section 14(b), upon the earlier of the third Business Day following mailing or upon receipt and (z) if delivered by overnight courier to the address as provided in this Section 14(b), be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 14(b)).  Any party from time to time may change such party’s address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto, which notice shall only be effective upon receipt.

(c)           Supplements and Amendments.  This Agreement (together with the exhibits and schedules hereto, which are incorporated herein by reference and made a part hereof) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders, and any such amendment, modification or supplement shall be binding on the Company and all Holders; provided, that any amendment that alters the rights of any Holder in a discriminatory manner as compared to all other Holders shall require the prior written consent of such Holder.  This Agreement is for the benefit only of the parties hereto and is not intended to create any obligations to, or rights in respect of, any other persons other than the parties hereto.

(d)           Governing Law; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except with respect to the validity of this Agreement and the Warrants, the issuance of Common Stock upon exercise of the Warrants and the rights and duties of the Company with respect to registration of transfer, which shall be governed by the laws of the State of Florida.

(e)           Consent to Jurisdiction; Service of Process.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any New York State or federal court located in New York County, in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14(b) shall be deemed effective service of process on such party.

(f)           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

(g)           Specific Performance.  Each of the parties hereto, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Agreement.  Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement, and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

(h)           Waiver.  No waiver by any party of any term or condition of this Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature.  Notwithstanding the foregoing, any waiver on behalf of the Holders may be granted by a written instrument executed by the Majority Holders; provided, that any waiver that alters the rights of any Holder in a discriminatory manner as compared to all other Holders shall require the prior written consent of such Holder.

(i)           Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(j)           Joinder Agreement.  Each Holder severally agrees that it will not Transfer any Warrant to any third party unless such transferee is a party to this Agreement or has executed a Joinder Agreement by which such transferee becomes a party to this Agreement.  Upon becoming a party to this Agreement, such transferee shall become entitled to the benefits, and subject to the obligations, of a Holder under this Agreement.

(k)           Invalid Provisions.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If the economic or legal substance of the transactions contemplated hereby is affected in a manner materially adverse to a party as a result of any such invalidation, voiding or unenforceability, then the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l)           Further Assurances.  Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

(m)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(n)           Survival of Representations and Warranties.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Company or any Holder or on behalf of any of them.

(o)           Expenses.  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Holders, including the reasonable fees, charges and disbursements of counsel for the Holders, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable out-of-pocket expenses incurred by the Holders, including the fees, charges and disbursements of counsel for the Holders, in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section 14(o).  All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

COMPANY:

FLORIDA GAMING CENTERS, INC.

By:	/s/ William B. Collett, Jr.
Name: William B. Collett, Jr.
Title: CEO

GUARANTOR:

FLORIDA GAMING CORPORATION

By:	/s/ William B. Collett, Jr.
Name: William B. Collett, Jr.
Title: CEO

Signature Page to Warrant Agreement

Holder:

/REDACTED/

By:
Name:
Title:

Signature Page to Warrant Agreement

Holder:

/REDACTED/

By:
Name:
Title:

Signature Page to Warrant Agreement

Holder:

/REDACTED/

By:
Name:
Title:

Signature Page to Warrant Agreement

Holder:

/REDACTED/

By:
Name:
Title:

Signature Page to Warrant Agreement

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[Face]

Agreement Legend.  Each Warrant issued under this Agreement shall bear the following legend on the face thereof:

“The securities represented by this certificate are subject to a Warrant Agreement dated as of April 25, 2011, by and among the issuer and the other persons named therein, as such agreement may be amended, restated or modified from time to time, and may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of except in accordance with the provisions thereof, and any transferee of these securities shall be subject to the terms of such agreement.  A copy of such agreement is maintained with the corporate records of the issuer and is available for inspection at the principal offices of the issuer.”

Private Placement Legend.  Each Warrant issued pursuant to an exemption from the registration requirements of the Securities Act shall bear the following legend on the face thereof:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be offered, sold or transferred except pursuant to (i) an effective registration statement under the Act and in compliance with applicable state securities laws or (ii) an applicable exemption from registration under the Act and under applicable state securities laws.”

Warrant No. [________]

Exercise Percentage [___]

Warrant Certificate

FLORIDA GAMING CENTERS, INC.

This Warrant Certificate entitles [________], and its permitted assigns, to purchase from Florida Gaming Centers, Inc., a Florida corporation (the “Company”), a number of shares of Common Stock, no par value (“Common Stock”) of the Company such that, following exercise in full of the warrant represented by this Warrant Certificate, the holder hereof will hold [__] percent ([__]%) of the total outstanding Common Stock on a fully-diluted basis immediately following such exercise at the aggregate Exercise Price therefor, at any time after the Exercise Trigger Date (as defined in the hereinafter defined Warrant Agreement) or from time to time thereafter, all subject to the terms, conditions and limitations set forth in the Warrant Agreement dated as of April 25, 2011 (as may be amended, modified or restated from time to time, the “Warrant Agreement”), among the Company, the Holders named therein and the Persons executing a Joinder Agreement as provided therein.  The warrant represented by this Warrant Certificate is a “Warrant” as defined and provided in the Warrant Agreement and is entitled to the rights and obligations therein provided; and the percentage referred to in the preceding sentence is the “Exercise Percentage” for this Warrant as defined and provided in the Warrant Agreement.  The Warrant may be exercised in whole or in part in the manner provided in the Warrant Agreement.  The Warrant Agreement is hereby incorporated by reference in and made a part of this Warrant Certificate and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities of the Company and the Holder.

The Warrant represented by this Warrant Certificate may not be exercised prior to the Exercise Trigger Date, and may not be exercised after the Expiration Time (as defined in the Warrant Agreement).  To the extent not exercised by the Expiration Time, this Warrant shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, Florida Gaming Centers, Inc. has caused this Warrant Certificate to be signed below.

Dated:

FLORIDA GAMING CENTERS, INC.

By:
Name:
Title:

[Reverse of Warrant Certificate]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued or to be issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants.  A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

In order to exercise all or any of the Warrants represented by this Warrant Certificate, the holder must deliver to the Company at the address set forth in Section 14(b) of the Warrant Agreement this Warrant Certificate and the form of election to purchase attached hereto duly filled in and signed, and upon payment to the Company of the aggregate Exercise Price, for the number of Warrant Shares, in respect of which such Warrants are then exercised.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the Exercise Percentage, subject to certain conditions, be adjusted. The Company shall not be required to issue fractional shares of Common Stock but may do so in its discretion.  If fractional shares are not so issued, the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered to the Company by the holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like Exercise Percentage (subject to adjustment as provided in Section 2(b) of the Warrant Agreement).

Upon due presentation for registration of transfer of this Warrant Certificate to the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.  Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

[Form of Election to Purchase]

(To Be Executed Upon Exercise Of Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of a number of shares of Common Stock of the Company such that, as a result of such exercise, the undersigned will receive shares of Common Stock representing [__] percent ([__]%) of the total outstanding shares of Common Stock on a fully-diluted basis immediately following such exercise and herewith makes payment therefor, all at the price and on the terms and conditions specified in the Warrant Agreement dated as of April 25, 2011 among Florida Gaming Centers, Inc., a Florida corporation, Florida Gaming Corporation, a Delaware corporation, the holders named therein and the Persons executing a Joinder Agreement as provided therein, and requests that such shares of Common Stock (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to _________________________ whose address is ____________________________________ and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the remaining Exercise Percentage hereunder be delivered to the undersigned.

Signature

Date:

[Form of Assignment Form]

FOR VALUE RECEIVED, the undersigned registered owner of the enclosed Warrant Certificate hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the Warrant Certificate, with respect to the Exercise Percentage set forth below:

Name and Address of Assignee	Exercise Percentage

and does hereby irrevocably constitute and appoint ________ _____________ attorney-in-fact to register such transfer onto the books of Florida Gaming Centers, Inc. maintained for the purpose, with full power of substitution in the premises.

Dated:	Print Name:

Signature:

Witness:

NOTICE:        The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

FORM OF JOINDER TO  WARRANT AGREEMENT

THIS JOINDER to Warrant Agreement (this “Joinder”) is made as of ____ ___, ____  by ___________, a ________ (the “Purchaser”) pursuant to the Warrant Agreement dated as of April 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), by and among Florida Gaming Centers, Inc., a Florida corporation (the “Company”), Florida Gaming Corporation, a Delaware corporation, and the Initial Holders and other Holders party thereto.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Warrant Agreement.

In consideration of the sale, issuance or transfer of Warrants to the Purchaser and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby agrees as follows:

1.           The Purchaser hereby joins in and agrees to be bound by, and shall be entitled to the benefits of, each and all of the provisions of the Warrant Agreement as a Holder thereunder.  The Purchaser further agrees to execute and deliver all other documents and instruments and take all other actions required under or pursuant to the Warrant Agreement or as reasonably required by the Company in connection herewith.

2.           For purposes of delivering any notice under the Warrant Agreement, the address of the Purchaser is as follows:

[Name]
[Address]
Facsimile Number:

3.           This Joinder may be executed in counterparts each of which, taken together, shall constitute one and the same original.

4.           This Joinder and the rights of the Purchaser hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

EXECUTED AND DATED this the ____ day of [_____], 20[__].

 [PURCHASER]

By:

B-1

SCHEDULE 2(b)
WARRANT ALLOCATION

Exercise Percentage
/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/
Total	35.000%

S-1